Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2019 Results

Third Quarter Key Metrics From Continuing Operations

•	Total revenue increased 1% to $2.4 billion, with organic revenue growth of 5%

•	Operating margin increased from 11.2% to 15.1%, and operating margin, adjusted for certain items, increased 350 basis points to 22.0%

•	EPS increased from $0.61 to $0.93, and EPS, adjusted for certain items, increased 11% to $1.45

•	For the first nine months of 2019, cash flow from operations increased 19% to $1,163 million, and free cash flow increased 25% to $996 million

Third Quarter Highlights

•	Repurchased 1.8 million Class A Ordinary Shares for approximately $350 million

•
Recently announced two key actions to accelerate our Aon United growth strategy which we believe will further accelerate organic growth and support sustainable margin expansion. Delivering Aon United program expands globally to further improve sales effectiveness, strengthen segmentation strategy and increase collaboration across solution lines to create more value for clients. Aon Business Services will establish client service hubs that use technology platforms and new capabilities to deliver more consistent client service and improve operational leverage for the firm

•
Received an Innovation Award from Business Insurance, recognizing our unique intellectual property insurance liability offering that was developed through the use of proprietary data and analytics to address an area of growing client demand

LONDON - October 25, 2019 - Aon plc (NYSE: AON) today reported results for the three months ended September 30, 2019.

Net income from continuing operations attributable to Aon shareholders was $223 million, or $0.93 per share, compared to $149 million, or $0.61 per share, in the prior year period. Net income per share from continuing operations attributable to Aon shareholders, adjusted for certain items, increased 11% to $1.45, including an unfavorable impact of $0.02 per share if the company were to translate prior year period results at current period foreign exchange rates (“foreign currency translation”), compared to $1.31 in the prior year period. Certain items that impacted third quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

“Our third quarter results reflect continued progress resulting from our Aon United initiatives, highlighted by strong organic revenue growth of 5% and substantial operating margin improvement of 350 basis points. We are building momentum year-to-date as reflected in a 200 basis point acceleration of organic revenue growth to 6%, translating into double-digit free cash flow growth,” said Greg Case, Chief Executive Officer. “We continue to strategically invest in content and capability while taking progressive steps to consistently deliver the best of our global firm to clients, strengthening our ability to deliver innovation and improved financial performance that we believe will unlock significant shareholder value creation. Looking ahead, we expect strong performance in the fourth quarter to close out the year with continued progress against our goal of mid-single digit organic revenue growth or greater over the long-term.”

THIRD QUARTER 2019 FINANCIAL SUMMARY
The third quarter 2019 financial results discussed herein represent performance from continuing operations unless otherwise noted.

Total revenue in the third quarter increased 1% to $2.4 billion compared to the prior year period driven by 5% organic revenue growth, partially offset by a 2% unfavorable impact from foreign currency translation and a 2% unfavorable impact from divestitures, net of acquisitions.

Total operating expenses in the third quarter decreased 3% to $2.0 billion compared to the prior year period due primarily to a $44 million favorable impact from foreign currency translation, a $34 million decrease in restructuring charges, $32 million of incremental savings related to restructuring and other operational improvement initiatives, and a $27 million decrease in expenses related to divestitures, net of acquisitions, partially offset by a $25 million non-recurring legacy litigation benefit recorded in the prior year period and an increase in expense associated with 5% organic revenue growth.

Restructuring expenses were $63 million in the third quarter, primarily driven by other costs associated with restructuring and separation initiatives and technology rationalization. As previously announced, the Company expects the total estimated costs of the program to be approximately $1,525 million. Restructuring charges are expected to be $1,350 million, including $1,250 million of cash charges and $100 million of non-cash charges. All remaining charges associated with the program will be completed by the fourth quarter of 2019. To date, the Company has incurred $1,263 million, or 94%, of the total estimated restructuring charges and $1,027 million, or 82% of the total estimated cash spend. In addition to the $1,350 million of total restructuring charges, the Company estimates $175 million of incremental capital expenditures associated with the three-year program, of which $137 million, or 78%, has been incurred to date. An analysis of restructuring and related costs by type is detailed on page 15 of this press release.

Restructuring savings in the third quarter related to restructuring and other operational improvement initiatives are estimated to be $137 million, before any potential reinvestment, an increase of $32 million compared to the prior year period. Before any potential reinvestment of savings, restructuring and other operational improvement initiatives are expected to deliver run-rate savings of $510 million annually in 2019 and run-rate savings of $535 million annually in 2020. To date, the Company has achieved $475 million, or 93%, of the total estimated annualized savings expected in 2019, before any potential reinvestment.

Foreign currency exchange rates in the third quarter had a $2 million, or $0.01 per share, unfavorable impact on U.S. GAAP net income, and a $4 million, or $0.02 per share, unfavorable impact on adjusted net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates. If currency were to remain stable at today’s rates, we would expect an unfavorable impact of approximately $0.04 per share, or approximately $12 million reduction of operating income, in the fourth quarter of 2019.

Effective tax rate used in our U.S. GAAP financial statements in the third quarter was 19.6%, compared to 20.1% in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the third quarter of 2019 increased to 21.4% compared to 12.8% in the prior year quarter, primarily driven by changes in the geographical distribution of income and a net unfavorable impact from discrete items. The adjusted effective tax rate in the prior year period included a net favorable impact from discrete items. Certain items that impacted third quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

Weighted average diluted shares outstanding decreased to 239.1 million in the third quarter compared to 245.6 million in the prior year period. The Company repurchased 1.8 million Class A Ordinary Shares for approximately $350 million in the quarter. As of September 30, 2019, the Company had $2.5 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2019 CASH FLOW SUMMARY
Cash flow provided by operations for the first nine months of 2019 increased 19%, or $188 million, to $1,163 million compared to the prior year period, primarily reflecting strong operational improvement. The current year period includes approximately $85 million of net cash payments in the first quarter related to legacy litigation. The prior year comparable period included an $80 million accelerated pension contribution.

Free cash flow, defined as cash flow from operations less capital expenditures, increased 25%, or $200 million, to $996 million for the first nine months of 2019 compared to the prior year period, reflecting an increase in cash flow from operations and a $12 million decrease in capital expenditures.

THIRD QUARTER 2019 REVENUE REVIEW
The third quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 9 of this press release.

	Three Months Ended
(millions)	Sep 30, 2019	Sep 30, 2018	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,057	$1,029	3%	(2)%	—%	(2)%	7%
Reinsurance Solutions	291	279	4	(1)	1	(1)	5
Retirement Solutions	484	501	(3)	(2)	—	(4)	3
Health Solutions	279	278	—	(3)	—	1	2
Data & Analytic Services	271	263	3	(2)	—	2	3
Elimination	(3)	(1)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,379	$2,349	1%	(2)%	—%	(2)%	5%

Total revenue increased $30 million, or 1%, to $2,379 million, compared to the prior year period, including organic revenue growth of 5%, primarily driven by strong management of the renewal book globally in Commercial Risk Solutions and solid new business generation across the portfolio, partially offset by the unfavorable impact of certain non-recurring revenue that benefited the prior year period in Health Solutions and Data & Analytic Services.

Commercial Risk Solutions organic revenue growth of 7% was driven by strong growth across every major geography, including double-digit growth in the U.S., Canada, and Latin America, primarily driven by strong retention and management of the renewal book portfolio. On average globally, exposures and pricing were both modestly positive, resulting in a modestly positive market impact overall.

Reinsurance Solutions organic revenue growth of 5% was driven by double-digit growth globally in facultative placements and continued net new business generation globally in treaty, partially offset by a modest decline in capital markets transactions. Market impact was modestly positive to results in the third quarter.

Retirement Solutions organic revenue growth of 3% was driven by solid growth across every major business, with particular strength in core retirement driven by an increase in demand for retirement consulting in the U.S. and increased volume of actuarial services in the EMEA region.

Health Solutions organic revenue growth of 2% was driven by solid growth globally in health and benefits brokerage, highlighted by particular strength internationally. Results in the quarter were partially offset by an unfavorable impact of certain non-recurring revenue in the health care exchange business that benefited the prior year quarter, as well as the unfavorable timing of certain revenue that shifted to the fourth quarter.

Data & Analytic Services organic revenue growth of 3% was driven by growth globally across our Affinity business, as well as solid growth in Aon Client Treaty. Results in the quarter were unfavorably impacted by certain non-recurring revenue that benefited the prior year quarter.

THIRD QUARTER 2019 EXPENSE REVIEW

	Three Months Ended
(millions)	Sep 30, 2019	Sep 30, 2018	$ Change	% Change
Expenses
Compensation and benefits	$1,368	$1,392	$(24)	(2)%
Information technology	120	125	(5)	(4)
Premises	76	94	(18)	(19)
Depreciation of fixed assets	44	40	4	10
Amortization and impairment of intangible assets	101	100	1	1
Other general expenses	310	336	(26)	(8)
Total operating expenses	$2,019	$2,087	$(68)	(3)%

Compensation and benefits expense decreased $24 million, or 2%, compared to the prior year period due primarily to $55 million of incremental savings related to restructuring and other operational improvement initiatives, a $32 million favorable impact from foreign currency translation, and an $18 million decrease in expenses related to divestitures, net of acquisitions, partially offset by an increase in expense associated with 5% organic revenue growth.

Information technology expense decreased $5 million, or 4%, compared to the prior year period due primarily to a reduction of costs as we continue to optimize our IT portfolio, including favorable contract renewals and productivity credits related to data center optimization.

Premises expense decreased $18 million, or 19%, compared to the prior year period due primarily to an $8 million decrease in restructuring charges and a reduction of costs as we continue to optimize our global real estate footprint.

Depreciation of fixed assets increased $4 million, or 10%, compared to the prior year period due primarily to a $3 million increase in restructuring charges.

Amortization and impairment of intangible assets increased $1 million, or 1%, compared to the prior year period.

Other general expenses decreased $26 million, or 8%, compared to the prior year period due primarily to a $22 million decrease in restructuring charges, a $6 million favorable impact from foreign currency translation, a $6 million decrease in expenses related to divestitures, net of acquisitions, and expense discipline, partially offset by a $25 million non-recurring legacy litigation benefit recorded in the prior year period and a $19 million decrease in savings related to restructuring and other operational improvement initiatives.

THIRD QUARTER 2019 INCOME SUMMARY
The third quarter 2019 financial results discussed herein represent performance from continuing operations unless otherwise noted. In addition, certain noteworthy items impacted adjusted operating income and adjusted operating margins in the third quarters of 2019 and 2018, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended
(millions)	Sep 30, 2019	Sep 30, 2018	% Change
Revenue	$2,379	$2,349	1%
Expenses	2,019	2,087	(3)
Operating income	$360	$262	37%
Operating margin	15.1%	11.2%
Operating income - as adjusted	$524	$434	21%
Operating margin - as adjusted	22.0%	18.5%

Operating income increased from $262 million to $360 million, compared to the prior year period. Adjusting for certain items detailed on page 10 of this press release, operating income increased $90 million, or 21%, and operating margin increased +350 basis points to 22.0%, each compared to the prior year period. Adjusted operating income and margin primarily reflects strong organic revenue growth of 5%, increased operating leverage across the portfolio, and incremental savings from restructuring and other operational improvements of $32 million, or +140 basis points, partially offset by an unfavorable impact from foreign currency translation of $6 million. Operating income growth and operating margin expansion compared to the prior year period also reflect the absorption of near-term reinvestment of restructuring savings to support long-term Aon United growth initiatives.

Interest income increased $1 million to $1 million compared to the prior year period. Interest expense increased $9 million to $78 million compared to the prior year period reflecting higher outstanding debt. Other pension income decreased $6 million to $3 million. Other expense of $1 million primarily reflects losses related to certain company-owned life insurance plans, partially offset by net gains due to the favorable impact of exchange rates on the remeasurement of assets and liabilities in non-functional currencies.

DISCONTINUED OPERATIONS
Net loss from discontinued operations was $1 million compared to $2 million in the prior year period.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, October 25, 2019 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE: AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements: general economic and political conditions in different countries in which Aon does business around the world, including the U.K.’s expected withdrawal from the European Union; changes in the competitive environment; fluctuations in exchange and interest rates that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility or increasing borrowing costs; rating agency actions that could affect Aon's ability to borrow funds; volatility in our tax rate due to a variety of different factors, including U.S. tax reform; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect of natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; the damage to our reputation among clients, markets or third parties; the actions taken by third parties that perform aspects of our business operations and client services; the extent to which Aon manages certain risks created in connection with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon currently provides, or will provide in the future, to clients; Aon’s ability to continue, and the costs and the costs and risks associated with, growing, developing and integrating companies that it acquires or new lines of business; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings; risks and uncertainties in connection with the sale of our divested business; and our ability to realize the expected benefits from our restructuring plan.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31,

2018 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019, and September 30, 2019 for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports. Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue growth, free cash flow, adjusted operating margin, and adjusted earnings per share for continuing operations that exclude the effects of intangible asset amortization, restructuring, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this press release are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flow from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated intangible asset amortization, restructuring, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. They should be viewed in addition to, not in lieu of, the Company’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Investor Relations	Will Dunn
312-381-3310	212-441-1819
investor.relations@aon.com	will.dunn@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
(millions, except per share data)	Sep 30, 2019	Sep 30, 2018	% Change	Sep 30, 2019	Sep 30, 2018	% Change
Revenue
Total revenue	$2,379	$2,349	1%	$8,128	$8,000	2%
Expenses
Compensation and benefits	1,368	1,392	(2)%	4,453	4,502	(1)%
Information technology	120	125	(4)%	363	363	—%
Premises	76	94	(19)%	248	283	(12)%
Depreciation of fixed assets	44	40	10%	124	126	(2)%
Amortization and impairment of intangible assets	101	100	1%	295	492	(40)%
Other general expenses	310	336	(8)%	1,000	1,189	(16)%
Total operating expenses	2,019	2,087	(3)%	6,483	6,955	(7)%
Operating income	360	262	37%	1,645	1,045	57%
Interest income	1	—	—%	4	5	(20)%
Interest expense	(78)	(69)	13%	(227)	(208)	9%
Other income (expense)	2	1	100%	8	(17)	(147)%
Income from continuing operations before income taxes	285	194	47%	1,430	825	73%
Income tax expense	56	39	44%	238	9	2,544%
Net income from continuing operations	229	155	48%	1,192	816	46%
Net income (loss) from discontinued operations	(1)	(2)	(50)%	(1)	5	(120)%
Net income	228	153	49%	1,191	821	45%
Less: Net income attributable to noncontrolling interests	6	6	—%	33	32	3%
Net income attributable to Aon shareholders	$222	$147	51%	$1,158	$789	47%

Basic net income per share attributable to Aon shareholders
Continuing operations	$0.94	$0.61	54%	$4.83	$3.18	52%
Discontinued operations	—	(0.01)	(100)%	—	0.02	(100)%
Net income	$0.94	$0.60	57%	$4.83	$3.20	51%
Diluted net income per share attributable to Aon shareholders
Continuing operations	$0.93	$0.61	52%	$4.79	$3.17	51%
Discontinued operations	—	(0.01)	(100)%	—	0.02	(100)%
Net income	$0.93	$0.60	55%	$4.79	$3.19	50%
Weighted average ordinary shares outstanding - basic	236.9	244.0	(3)%	239.9	246.2	(3)%
Weighted average ordinary shares outstanding - diluted	239.1	245.6	(3)%	241.9	247.7	(2)%

(1)	The effective tax rate was 19.6% and 20.1% for the three months ended September 30, 2019 and 2018, respectively, and 16.6% and 1.1% for the nine months ended September 30, 2019 and 2018, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Sep 30, 2019	Sep 30, 2018	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,057	$1,029	3%	(2)%	—%	(2)%	7%
Reinsurance Solutions	291	279	4	(1)	1	(1)	5
Retirement Solutions	484	501	(3)	(2)	—	(4)	3
Health Solutions	279	278	—	(3)	—	1	2
Data & Analytic Services	271	263	3	(2)	—	2	3
Elimination	(3)	(1)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,379	$2,349	1%	(2)%	—%	(2)%	5%

	Nine Months Ended
(millions)	Sep 30, 2019	Sep 30, 2018	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$3,342	$3,379	(1)%	(3)%	—%	(4)%	6%
Reinsurance Solutions	1,499	1,401	7	(2)	1	(1)	9
Retirement Solutions	1,323	1,356	(2)	(3)	—	(1)	2
Health Solutions	1,082	1,038	4	(4)	—	3	5
Data & Analytic Services	893	834	7	(3)	—	6	4
Elimination	(11)	(8)	N/A	N/A	N/A	N/A	N/A
Total revenue	$8,128	$8,000	2%	(3)%	—%	(1)%	6%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)
Fiduciary investment income for the three months ended September 30, 2019 and 2018 was $21 million and $15 million, respectively. Fiduciary investment income for the nine months ended September 30, 2019 and 2018 was $58 million and $37 million, respectively.

(3)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

 Free Cash Flow from Operations (Unaudited)

	Nine Months Ended
(millions)	Sep 30, 2019	Sep 30, 2018	% Change
Cash Provided by Operating Activities	$1,163	$975	19%
Capital Expenditures Used for Operations	(167)	(179)	(7)
Free Cash Flow Provided by Operations (1)	$996	$796	25%

(1)
Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended			Nine Months Ended
(millions, except percentages)	Sep 30, 2019	Sep 30, 2018	% Change	Sep 30, 2019	Sep 30, 2018	% Change
Revenue from continuing operations	$2,379	$2,349	1%	$8,128	$8,000	2%

Operating income from continuing operations	$360	$262	37%	$1,645	$1,045	57%
Amortization and impairment of intangible assets (2)	101	100		295	492
Restructuring	63	97		281	366
Legacy Litigation	—	(25)		—	78
Operating income from continuing operations - as adjusted	$524	$434	21%	$2,221	$1,981	12%
Operating margin from continuing operations	15.1%	11.2%		20.2%	13.1%
Operating margin from continuing operations - as adjusted	22.0%	18.5%		27.3%	24.8%

	Three Months Ended			Nine Months Ended
(millions, except percentages)	Sep 30, 2019	Sep 30, 2018	% Change	Sep 30, 2019	Sep 30, 2018	% Change
Operating income from continuing operations - as adjusted	$524	$434	21%	$2,221	$1,981	12%
Interest income	1	—	100%	4	5	(20)%
Interest expense	(78)	(69)	13%	(227)	(208)	9%
Other income (expense):
Other income (expense) - pensions - as adjusted (3)	3	9	(67)%	12	27	(56)%
Other income (expense) - other	(1)	1	(200)%	(4)	(12)	(67)%
Total Other income (expense) - as adjusted (3)	2	10	(80)%	8	15	(47)%
Income before income taxes from continuing operations - as adjusted	449	375	20%	2,006	1,793	12%
Income tax expense (4)	96	48	100%	365	273	34%
Net income from continuing operations - as adjusted	353	327	8%	1,641	1,520	8%
Less: Net income attributable to noncontrolling interests	6	6	—%	33	32	3%
Net income attributable to Aon shareholders from continuing operations - as adjusted	347	321	8%	1,608	1,488	8%
Net income (loss) from discontinued operations - as adjusted (5)	(1)	(2)	(50)%	(1)	(4)	(75)%
Net income attributable to Aon shareholders - as adjusted	$346	$319	8%	$1,607	$1,484	8%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations - as adjusted	$1.45	$1.31	11%	$6.64	$6.01	10%
Discontinued operations - as adjusted	—	(0.01)	(100)%	—	(0.02)	(100)%
Net income attributable to Aon shareholders - as adjusted	$1.45	$1.30	12%	$6.64	$5.99	11%
Weighted average ordinary shares outstanding - diluted	239.1	245.6	(3)%	241.9	247.7	(2)%
Effective Tax Rates (4)
Continuing Operations - U.S. GAAP	19.6%	20.1%		16.6%	1.1%
Continuing Operations - Non-GAAP	21.4%	12.8%		18.2%	15.2%
Discontinued Operations - U.S. GAAP	26.0%	21.3%		50.4%	8.8%
Discontinued Operations - Non-GAAP	26.0%	26.7%		50.4%	36.5%

(1)	Certain noteworthy items impacting operating income in 2019 and 2018 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)	Included in the nine months ended September 30, 2018 was a $176 million non-cash impairment charge taken on certain assets and liabilities held for sale.

(3)	Adjusted Other income (expense) excludes Pension settlement charges of $9 million and $32 million for three and nine months ended September 30, 2018, respectively.

(4)
Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring plan expenses, legacy litigation, accelerated tradename amortization, impairment charges and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of the sale of the disposal group and enactment date impacts of U.S. Tax Reform.

(5)
Adjusted income from discontinued operations, net of tax, excludes the gain on sale of discontinued operations of $9 million for the nine months ended September 30, 2018. The effective tax rate was further adjusted for the applicable tax impact associated with the gain on sale, as applicable.

Aon plc
Pro Forma Historical Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share from Continuing Operations as Adjusted for Changes in Accounting Guidance (Unaudited) (1)(2)

	Pro Forma Periods					Reported Periods
	Three Months Ended (5)				Full Year 2017 (5)	Three Months Ended (6)				Full Year 2018 (6)	Three Months Ended (7)
(millions, except per share data)	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017		Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018		Mar 31, 2019	Jun 30, 2019	Sep 30, 2019
Revenue
Commercial Risk Solutions	$989	$1,041	$915	$1,218	$4,163	$1,184	$1,166	$1,029	$1,273	$4,652	$1,118	$1,167	$1,057
Reinsurance Solutions	671	345	257	153	1,426	742	380	279	162	1,563	788	420	291
Retirement Solutions	385	388	492	489	1,754	424	431	501	509	1,865	420	419	484
Health Solutions	428	281	277	526	1,512	451	309	278	558	1,596	486	317	279
Data & Analytic Services	273	281	287	299	1,140	294	277	263	271	1,105	336	286	271
Elimination	—	(4)	(5)	(1)	(10)	(5)	(2)	(1)	(3)	(11)	(5)	(3)	(3)
Total revenue	$2,746	$2,332	$2,223	$2,684	$9,985	$3,090	$2,561	$2,349	$2,770	$10,770	$3,143	$2,606	$2,379
Expenses
Compensation and benefits	1,548	1,471	1,420	1,568	6,007	1,616	1,494	1,392	1,601	6,103	1,584	1,501	1,368
Information technology	88	98	109	124	419	115	123	125	121	484	117	126	120
Premises	84	86	89	89	348	93	96	94	87	370	87	85	76
Depreciation of fixed assets	54	54	40	39	187	39	47	40	50	176	40	40	44
Amortization of intangible assets	43	460	101	100	704	110	282	100	101	593	97	97	101
Other general expenses	307	330	307	328	1,272	318	535	336	311	1,500	346	344	310
Total operating expenses	2,124	2,499	2,066	2,248	8,937	2,291	2,577	2,087	2,271	9,226	2,271	2,193	2,019
Operating income	622	(167)	157	436	1,048	799	(16)	262	499	1,544	872	413	360
Amortization of intangible assets	43	460	101	100	704	110	282	100	101	593	97	97	101
Restructuring	144	155	102	96	497	74	195	97	119	485	91	127	63
Legacy Litigation	—	—	—	—	—	—	103	(25)	(3)	75	—	—	—
Regulatory and compliance matters	—	34	8	(14)	28	—	—	—	—	—	—	—	—
Operating income - as adjusted	809	482	368	618	2,277	983	564	434	716	2,697	1,060	637	524
Operating margin from continuing operations - as adjusted	29.5%	20.7%	16.6%	23.0%	22.8%	31.8%	22.0%	18.5%	25.8%	25.0%	33.7%	24.4%	22.0%
Interest income	2	8	10	7	27	4	1	—	—	5	2	1	1
Interest expense	(70)	(71)	(70)	(71)	(282)	(70)	(69)	(69)	(70)	(278)	(72)	(77)	(78)
Other income (expense):
Other income (expense) - pensions - as adjusted (3)	8	9	9	16	42	9	9	9	11	38	4	5	3
Other income (expense) - other - as adjusted (4)	(10)	(5)	(5)	(19)	(39)	(17)	4	1	(14)	(26)	(4)	1	(1)
Total Other income (expense) - as adjusted (3)(4)	(2)	4	4	(3)	3	(8)	13	10	(3)	12	—	6	2
Income before income taxes from continuing operations - as adjusted	739	423	312	551	2,025	909	509	375	643	2,436	990	567	449
Income taxes	98	68	54	81	301	150	75	48	106	379	167	102	96
Income from continuing operations - as adjusted	641	355	258	470	1,724	759	434	327	537	2,057	823	465	353
Less: Net income attributable to noncontrolling interests	14	9	7	7	37	16	10	6	8	40	17	10	6
Net income attributable to Aon shareholders from continuing operations - as adjusted	$627	$346	$251	$463	$1,687	$743	$424	$321	$529	$2,017	$806	$455	$346
Diluted earnings per share from continuing operations - as adjusted	$2.35	$1.31	$0.98	$1.82	$6.47	$2.97	$1.71	$1.31	$2.16	$8.16	$3.31	$1.87	$1.45
Weighted average ordinary shares outstanding - diluted	267.0	264.3	257.3	254.5	260.7	250.2	247.4	245.6	245.0	247.0	243.7	242.8	239.1

Notes

(1)	Certain noteworthy items impacting operating income in 2017, 2018, and 2019, are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The 2017 historical periods presented above have been adjusted retrospectively to reflect Aon’s adoption of the new revenue recognition standard in the first quarter of 2018. For a complete reconciliation of prior period reported balances to the pro forma adjusted balances above, please refer to our press release issued on February 2, 2018.

(3)
Adjusted Other income (expense) excludes pension settlement charges taken within each respective period. Pension settlement charges were $128 million for the three and twelve months ended December 31, 2017. Pension settlement charges were $7 million, $16 million, $9 million, and $5 million, respectively, for the three months ended March 31, 2018, June 30, 2018, September 30, 2018, and December 31, 2018, and $37 million for the twelve months ended December 31, 2018.

(4)
For illustrative purposes, the impact of the total foreign currency related to the new revenue accounting guidance is excluded from the Pro Forma financial statements. The impact on Other income (expense) of foreign currency due to this new guidance was $(2) million, $(4) million, $(6) million, and $1 million, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and $(11) million for the twelve months ended December 31, 2017.

(5)
The non-GAAP effective tax rates reported were 11.1%, 15.6%, 17.5%, and 15.5%, respectively, for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlements, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the provisional estimates of the impact of U.S. Tax Reform. The non-GAAP effective tax rates for continuing operations, adjusted for the change in accounting guidance were 13.3%, 16.1%, 17.3%, and 14.7% for the three months ended March 31, 2017, June 30, 2017, September 30, 2017, and December 31, 2017, and 14.9% for the twelve months ended December 31, 2017.

(6)
The non-GAAP effective tax rates reported were 16.5%, 14.7%, 12.8%, and 16.5% respectively, for the three months ended March 31, 2018, June 30, 2018, September 30, 2018, and December 31, 2018 and 15.6% for the twelve months ended December 31, 2018. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, legacy litigation, accelerated tradename amortization, impairment charges, and non-cash pension settlement charges, which are adjusted at the related jurisdictional rate. In addition, tax expense excludes the tax impacts of the sale of certain assets and liabilities previously classified as held for sale, as well as enactment date impacts of US Tax Reform.

(7)
The non-GAAP effective tax rates reported were 16.9%, 18.0%, and 21.4%, respectively, for the three months ended March 31, 2019, June 30, 2019, and September 30, 2019, and 18.2% for the nine months ended September 30, 2019. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses and accelerated tradename amortization, which are adjusted at the related jurisdictional rate. In addition, the tax expense excludes the tax impacts of payment of certain legacy litigation and enactment date impacts of the Tax Cuts and Jobs Act of 2017.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	September 30, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$602	$656
Short-term investments	177	172
Receivables, net	2,866	2,760
Fiduciary assets (1)	11,041	10,166
Other current assets	631	618
Total current assets	15,317	14,372
Goodwill	8,071	8,171
Intangible assets, net	874	1,149
Fixed assets, net	606	588
Operating lease right-of-use assets	913	—
Deferred tax assets	611	561
Prepaid pension	1,213	1,133
Other non-current assets	562	448
Total assets	$28,167	$26,422

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,499	$1,943
Short-term debt and current portion of long-term debt	1,148	251
Fiduciary liabilities	11,041	10,166
Other current liabilities	1,163	936
Total current liabilities	14,851	13,296
Long-term debt	6,120	5,993
Non-current operating lease liabilities	922	—
Deferred tax liabilities	209	181
Pension, other postretirement, and postemployment liabilities	1,551	1,636
Other non-current liabilities	953	1,097
Total liabilities	24,606	22,203

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,084	5,965
Retained earnings	1,436	2,093
Accumulated other comprehensive loss	(4,030)	(3,909)
Total Aon shareholders' equity	3,492	4,151
Noncontrolling interests	69	68
Total equity	3,561	4,219
Total liabilities and equity	$28,167	$26,422

(1)	Includes cash and short-term investments of $5,058 million and $3,866 million for the periods ended September 30, 2019 and December 31, 2018, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
(millions)	September 30, 2019	September 30, 2018
Cash flows from operating activities
Net income	$1,191	$821
Less: Net income (loss) from discontinued operations	(1)	5
Adjustments to reconcile net income to cash provided by operating activities:
(Gain) loss from sales of businesses, net	(8)	4
Depreciation of fixed assets	124	126
Amortization and impairment of intangible assets	295	492
Share-based compensation expense	252	214
Deferred income taxes	(44)	(128)
Change in assets and liabilities:
Fiduciary receivables	174	766
Short-term investments — funds held on behalf of clients	(1,285)	(731)
Fiduciary liabilities	1,111	(35)
Receivables, net	(167)	(11)
Accounts payable and accrued liabilities	(385)	(331)
Restructuring reserves	(62)	14
Current income taxes	3	(137)
Pension, other postretirement and postemployment liabilities	(127)	(223)
Other assets and liabilities	90	139
Cash provided by operating activities	1,163	975
Cash flows from investing activities
Proceeds from investments	33	30
Payments for investments	(94)	(65)
Net sales (purchases) of short-term investments — non-fiduciary	(7)	356
Acquisition of businesses, net of cash acquired	(39)	(50)
Sale of businesses, net of cash sold	43	(8)
Capital expenditures	(167)	(179)
Cash provided by (used for) investing activities	(231)	84
Cash flows from financing activities
Share repurchase	(1,507)	(1,272)
Issuance of shares for employee benefit plans	(133)	(139)
Issuance of debt	4,918	3,960
Repayment of debt	(3,858)	(3,498)
Cash dividends to shareholders	(307)	(285)
Noncontrolling interests and other financing activities	(81)	(21)
Cash used for financing activities	(968)	(1,255)
Effect of exchange rates on cash and cash equivalents	(18)	(76)
Net decrease in cash and cash equivalents	(54)	(272)
Cash and cash equivalents at beginning of period	656	756
Cash and cash equivalents at end of period	$602	$484

Aon plc
Restructuring Plan (Unaudited) (1)

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019	Inception to Date	Estimated Remaining Costs	Estimated Total Cost (2)
Workforce reduction	$9	$111	$525	$25	$550
Technology rationalization	14	29	109	16	125
Lease consolidation	3	17	53	27	80
Asset impairments	5	7	46	4	50
Other costs associated with restructuring and separation (3)	32	117	530	15	545
Total restructuring and related expenses	$63	$281	1,263	$87	$1,350

(1)
In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits,” IT rationalization is included in “Information technology,” lease consolidations are included in “Premises,” asset impairments are included in “Depreciation of fixed assets,” and other costs associated with restructuring are included in “Other general expenses” depending on the nature of the expense.

(2)
Actual costs, when incurred, may vary due to changes in the assumptions built into this plan. Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in the assumptions underlying sublease loss calculations due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives. Estimated allocations between expense categories may be revised in future periods as these assumptions are updated. Estimated Total Cost includes $100 million of non-cash charges.

(3)
Other costs associated with the Restructuring Plan include those to separate the Divested Business, as well as moving costs and consulting and legal fees. These costs are generally recognized when incurred.